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                        On-Point Technology Systems, Inc.
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                        ON-POINT TECHNOLOGY SYSTEMS, INC.
                       1370 W. SAN MARCOS BLVD., SUITE 100
                          SAN MARCOS, CALIFORNIA 92069
                                 (760) 510-4900

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2001

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of On-Point Technology Systems, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069 on Thursday, April 26, 2001, at 11:00 A.M. local time, for the purpose of considering and acting upon the following matters:

         (1) The approval of the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement;

         (2) The approval of an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.

         The board of directors of the Company has fixed the close of business on March 19, 2001, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the meeting

         The enclosed proxy statement contains information pertaining to the matters to be voted on at the special meeting.

                                        By order of the board of directors

                                                 Frederick Sandvick
                                                 Chairman of the Board
San Marcos, California
March    , 2001

THE MATTERS BEING VOTED ON AT THE SPECIAL MEETING ARE IMPORTANT TO THE COMPANY, AND THE APPROVAL OF THE CHANGE OF NAME REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF OUR COMMON STOCK. IN ORDER THAT YOUR VOTE IS COUNTED AT THE SPECIAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                        ON-POINT TECHNOLOGY SYSTEMS, INC.

                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                               GENERAL INFORMATION

         The accompanying proxy and this proxy statement are furnished in connection with the solicitation by the board of directors of On-Point Technology Systems, Inc., a Nevada corporation, of proxies for use at a special meeting of stockholders to be held at our executive offices, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, on Thursday, April 26, 2001 at 11:00 A.M. or at any adjournment thereof. We are mailing this proxy statement and the related proxy to stockholders on or about March , 2000. At the special meeting, you will be asked to (a) approve the asset purchase agreement dated February 23, 2001, between us and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement, and (b) approve an amendment to the Company's articles of incorporation to change our name to Global ePoint, Inc. There are no other matters to be voted upon at the special meeting.

         We encourage you to review the detailed discussion presented in this proxy statement and either return the completed and executed proxy or attend the special meeting.

RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS AND PROXIES

         Stockholders of record at the close of business on March 19, 2001, which is the record date for the special meeting, are entitled to notice and to vote at the special meeting. As of the close of business on the record date, we had 4,131,066 shares of common stock outstanding. You are entitled to one vote for each share you owned of record on the record date.

         We require the presence in person or by proxy of holders of a majority of the shares of common stock that were outstanding on the record date in order to conduct the special meeting. If you file a proxy or attend the special meeting, your shares are counted as being present at the special meeting for purposes of determining whether there is a quorum, even if you abstain from voting on all matters. The vote required for approval of the proposals is set forth in the discussion of each proposal.

         You are requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that your shares are voted at the special meeting. If you return a signed proxy, you may still attend the special meeting and vote in person. If you give a proxy, you have the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving us written notice that you have revoked your proxy or by attending the special meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the special meeting in accordance with the stockholders' instructions.

         If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for both of the proposals. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

VOTING AGREEMENT

         Mr. Frederick Sandvick, who is our chairman of the board and chief executive officer, has agreed to vote his shares of common stock in favor of the asset purchase agreement. On the record date, Mr. Sandvick owned 163,334 shares of common stock, representing 4.0% of our outstanding common stock.

NO RIGHTS OF APPRAISAL

         Under Nevada law, you have no rights of appraisal or dissenters rights with respect to the sale of our lottery assets pursuant to the asset purchase agreement.

INFORMATION CONCERNING US

         Our corporate name is On-Point Technology Systems, Inc. The address and telephone number of our executive offices are 1370 West San Marcos Blvd, Suite 100; San Marcos, California 92069, telephone (560) 510-4900.

COST OF SOLICITATION

         We will bear the costs of soliciting proxies. We may solicit proxies by mail, and our directors, officers and employees may solicit proxies by mail, telecopier, telephone or personal interview. They will not receive any additional compensation for these services. We will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the common stock held of record by such persons, where appropriate, and will, upon request, reimburse them for their reasonable out-of-pocket expenses.

                     SUMMARY OF THE ASSET PURCHASE AGREEMENT

         The following is a summary of the terms of the asset purchase agreement and the related on-line technology license agreement, which are described in more detail under the caption "Approval of the Asset Purchase Agreement."

     - We will sell to Interlott all of the assets that relate to our lottery business, including all of our lottery contracts.

     - We will retain the assets that relate to our non lottery activities and the rights to continue with proposed on-line lottery development.

     - Interlott placed a $1.5 million deposit into escrow, which will be payable to us if Interlott fails to close solely as a result of its failure to obtain financing or because of dissatisfaction with the results of its due diligence investigation after the date of the asset purchase agreement.

     -    We will receive $13.5 million, subject to adjustment, at the closing.

     - We will receive up to an additional $9.0 million, subject to adjustment, of deferred payments during the five years following the closing.

     - We have an earn-out pursuant to which we may receive up to an additional $6.0 million, depending on revenue generated by Interlott from the marketing of our lottery products.

     - We have indemnity obligations in the event that Interlott sustains damages as a result of a breach by us of our representations and warranties in the asset purchase agreement. With some exceptions, our liability for breach of our representations and warranties is limited to $2.0 million plus any amount that may be due pursuant to the deferred payment and the earnout.

     - We will retain the nonexclusive right to market (but not manufacture) products utilizing our on-line lottery technology.

     - Interlott will have the right to manufacture products using the on-line lottery technology.

     - We will receive certain royalties from both the sale of products using the on-line lottery technology and the use of the on-line technology by lotteries.

     - We will agree that we will not compete with Interlott with respect to the lottery business.

     - Frederick Sandvick agreed to vote his shares in favor of the asset purchase agreement.

     The adjustment to the amount payable at the closing and a more detailed description of the $9.0 million deferred payment, including the method of computing adjustments to that amount, and the $6.0 earnout are described under "Approval of the Asset Purchase Agreement - Adjustment to the Purchase Price; Deferred Payment and Earnout."

                     BENEFICIAL OWNERSHIP OF SECURITIES AND
                         SECURITY HOLDINGS OF MANAGEMENT

         The following table and discussion provides information as to the shares of common stock beneficially owned on February 23, 2001 by the chief executive officer and each of our directors. At February 23, 2001, we knew of no holder of 5% or more of our common stock. No officer earned compensation of $100,000 or more during 2000.


         Name and Address                                            Shares           Percent
         ----------------                                            ------           -------
         Frederick Sandvick                                         950,001             19.3%
         John Olbrich                                                83,889              2.0%
         Keith Cannon                                                73,067              1.8%
         Michael Carlton                                                 --               --
         Gordon Graves                                                   --               --
         All present directors and officers as a group            1,180,201             23.8%
         (seven individuals)


Each of the persons listed has the sole right to vote and dispose of the shares except as described in the following discussion.

The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options and warrants that are exercisable at February 23, 2001 or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options and warrants for those of our directors and the officers named in the table of beneficial ownership whose hold exercisable options and warrants.


       Name                                                Shares
       ----                                                ------
       Frederick Sandvick                                  786,667
       John Olbrich                                         16,667
       All officers and directors as a group               819,945


         Mr. Sandvick's options and warrants include 620,000 shares of common stock issuable upon exercise of options and 166,667 shares of common stock issuable upon exercise of warrants held by Vanguard Strategies, Inc., of which Mr. Sandvick is president and principal stockholder.

                    APPROVAL OF THE ASSET PURCHASE AGREEMENT

         On February 23, 2001, we entered into the asset purchase agreement with Interlott. The asset purchase agreement was filed as an exhibit to our Form 8-K, with an event date of February 23, 2001, which is incorporated by reference in this proxy statement. The following is a summary of the asset purchase agreement, but this summary is qualified in its entirety by reference to the full text of the asset purchase agreement, a copy of which is included as an exhibit to our Form 8-K. A copy of the Form 8-K and the exhibits to the Form 8-K, will be provided without charge to any stockholder. For information as how to request a copy of the Form 8-K or the exhibits, see "Incorporation by Reference."

TERMS OF THE ASSET PURCHASE AGREEMENT

         Pursuant to the asset purchase agreement, we are to sell to Interlott all of our lottery assets. These assets include:

     - Our agreements with the lotteries in four states and two foreign countries pursuant to which we lease and service high-security automated point of sale transaction vending terminals for the sale of instant-winner lottery tickets.

     -   Our contractual rights under our agreements with our distributors.

     -   Our inventory and equipment relating to the lottery assets.

     -   Our accounts receivables relating to the lottery business.

     - Our intellectual property rights relating to the lottery business, including our patents, our trademarks and the name "On-Point."

     - Our leases for our facilities relating to the lottery business, but not the lease for our corporate headquarters.

     In consideration for the transfer of the lottery assets, Interlott is to pay us:

     -   $13.5 million, subject to adjustment, at the closing.

     - A deferred payment of $9.0 million, subject to adjustment, payable over a five-year period.

     - An earnout of up to $6.0 million, based on Interlott's revenue from the sale of our lottery products.

     Interlott has agreed to assume our obligations that arise after the closing under the contracts that it assumes, but only to the extent that the obligations do not arise from a condition which existed on the closing date. We will continue to be responsible for those liabilities that existed on the closing date.

ADJUSTMENTS TO THE PURCHASE PRICE; DEFERRED PAYMENT AND EARNOUT

         The $13.5 million payment that is due on the closing date is subject to upward or downward adjustment to the extent that our accounts receivables and inventory which are being transferred to Interlott at the closing date have a value which is either greater or less than $5.0 million. The adjustment is a dollar-for-dollar increase or reduction in the payment due on the closing date, based on a final audited balance sheet that will be prepared as of the closing date.

         Interlott has also agreed to pay us $9.0 million as a deferred payment. This deferred payment is payable at the rate of $150,000 per month during the five-year period commencing with the first full month following the closing. However, the amount of the each payment to us is subject to adjustment. The asset purchase agreement sets forth benchmark gross profit levels from revenue derived from a combination of contract extensions and new orders from our existing lottery clients. These gross profit levels are cumulative from the beginning of the five-year period. We will receive the full $150,000 monthly payment only as long as Interlott's cumulative gross profit from these contract extensions or new contracts equals or exceeds the cumulative benchmark gross profit level. If the cumulative gross profit is less than the benchmark cumulative gross profit, the $150,000 payment is subject to reduction in accordance with a formula. If, during the five-year period when the deferred payment is being made, Interlott's gross profit from these sales subsequently reaches or exceeds the benchmark cumulative gross profit level, we will recover any previous reductions taken from the monthly payments. We cannot assure you that we will collect all or any significant portion of the $9.0 million deferred payment.

         Interlott also agreed to pay us an earnout of a maximum of $6.0 million. The earnout is payable in two stages during the five years following the closing date. In the first stage, for which the maximum earnout is $3.0 million, we receive 10% of Interlott's gross revenue from new sales and leases of Playpoint, Counterpoint and other of our lottery equipment. The second stage begins after we have received $3.0 million from Interlott's gross revenue from these products. In the second stage, we are entitled to 10% of Interlott's gross revenue only from new sales and leases of Counterpoint products during the remainder of the five-year period. If Interlott generates revenue from these products and the revenue is used in the calculation of the deferred payment, which is described in the previous paragraph, we are not entitled to a payment under the earnout from that revenue.

ON LINE TECHNOLOGY AGREEMENT

         Pursuant to the asset purchase agreement, we will transfer to Interlott our patents and technology relating to our on-line technology. At the closing we will enter into an on-line technology agreement, pursuant to which:

     - We retain the nonexclusive perpetual royalty-free right to sell, lease, license, market, distribute or otherwise deal with, but not manufacture, our on-line technology which is based on claims included in the patents for on-line technology which we are transferred to Interlott. This technology relates to the enhancement of instant ticket vending machines in order to enable the point of sale automated on-line activation and validation of instant winner lottery tickets.

     - Interlott also has the right to market the on-line technology and will be the exclusive manufacturer of products incorporating the on-line technology.

     - Interlott is to pay us a royalty based on Interlott's gross profit generated from the sale or lease of products that utilize the on-line technology. The percentage royalty payable by Interlott ranges from 2.0% to 7.0%, depending on Interlott's gross margin from those products.

     - Interlott is to agree not to activate the technology on any products unless the end users agree to pay us a royalty equal to one-half of one percent of revenue derived from the use of the on-line technology.

RIGHT TO CONSIDER SUPERIOR PROPOSAL

         The asset purchase agreement prohibits us from engaging in negotiations with respect to any transaction which would have an adverse effect upon our ability to complete the sale of assets pursuant to the asset purchase agreement. The agreement does, however, give the board of directors the right, during the 30 day period following the execution of the asset purchase agreement, to consider an unsolicited proposal from a third party to acquire us or the lottery business assets. This 30-day period will expire on March 25, 2001. If our board accepts a superior proposal, either we or Interlott may terminate the asset purchase agreement, in which event we are required to make a $1.5 million payment to Interlott.

NONCOMPETITION AGREEMENT

         At the closing we and Mr. Frederick Sandvick are to enter into an agreement not to compete with Interlott during the five-year period following the closing. The noncompetition agreement does not, however, prohibit us or Mr. Sandvick from owning or operating lotteries.

INDEMNIFICATION PROVISIONS

         Pursuant to the asset purchase agreement, we make representations and warranties concerning our financial statements, the operation of our business, the property, including intellectual property, owned by us, our compliance with applicable law and agreement to which we are a party and other matters relating to our business. With certain exceptions, our maximum liability to Interlott in the event that Interlott incurs any damages as a result of our breach of the representations and warranties is limited to $2.0 million from the payment made at closing. There is no limit to the potential amount that can be offset against the deferred payment or earnout.

CLOSING CONDITIONS

         The closing of the agreement is contingent upon satisfaction of closing conditions, including the absence of any material adverse change in our business and our delivery of opinions of counsel and an officer's certificate, the release of liens on the assets being sold to Interlott and stockholder approval of the asset purchase agreement. Each party has the right to waive any of the conditions to its obligation to close.

         Our lottery contracts are with state and foreign lottery agencies. The assignment of these contracts pursuant to the asset purchase agreement requires the consent of the agency. Our failure to obtain necessary consent may impair our ability to complete the sale.

         The asset agreement gives Interlott the ability to terminate the agreement if it does not obtain financing for the acquisition or if, as a result of its due diligence subsequent to the execution of the asset purchase agreement, it elects not to proceed. However, we will receive the $1.5 million escrow deposit if:

     - Interlott terminates the asset purchase agreement solely because of its dissatisfaction with its due diligence investigation as long as we have provided Interlott with the opportunity to conduct due diligence as required by the asset purchase agreement.

     - Interlott terminates the asset purchase agreement solely because of its not having obtained financing satisfactory to it.

     - Interlott terminates the asset purchase agreement solely for the two reasons described above.

APPROVAL OF TRANSFER OF CONTRACTS BY LOTTERY AGENCIES

         Our contracts with lotteries are made with the state or other governmental agencies that operate the lotteries. These contracts cannot be assigned without approval of the applicable agency. One of the conditions to Interlott's obligation to close is our having obtained all necessary consents. Our failure to obtain one or more material consents may affect our ability to complete the sale.

LITIGATION INVOLVING US AND INTERLOTT

         We presently compete with Interlott for lottery business in the United States. There is presently pending one legal actions between us and Interlott.

         On April 21, 2000, Interlott filed an action against us in the United States District Court, Southern District of Ohio. The action alleges that we breached a settlement agreement and mutual release dated May 30, 1991 with Interlott in that we were using elements of Interlott's technology in our new PlayPoint technology. We believe that Interlott's suit is without merit and are contesting it vigorously.

         In addition, on July 22, 1999, Interlott commenced an action in Clerk Circuit Court, Cole County, Missouri, against the Missouri State Lottery Commission seeking to enjoin the Commission from purchasing or leasing equipment from us pursuant to a contract that it awarded to us. Although we are not a defendant in this lawsuit, because we were awarded the contract that Interlott is seeking to have set aside, both we and Interlott are affected by its outcome. Since one of the assets which are being purchased by Interlott is the Missouri lottery contract, the consummation of the sale of our lottery assets will render this action moot.

         On February 13, 2001, we commenced an action in Superior Court of the Commonwealth of Massachusetts against Massachusetts State Lottery Commission seeking to enjoin the commission from purchasing equipment from Interlott pursuant to a contract that it awarded to Interlott. Although Interlott was not a defendant in this lawsuit, because Interlott was awarded the contract that we were seeking to have set aside, both we and Interlott would be affected by its outcome. We withdrew this action without prejudice prior to the execution of the asset purchase agreement.

DESCRIPTION OF THE LOTTERY BUSINESS

         Our lottery business involves the design, manufacture, sale, lease and servicing of high-security automated point-of-sale vending terminals for the sale of instant-winner lottery tickets. This equipment accepts bills of various denominations, provides a secure means of distributing the lottery tickets and provides the software that automatically accounts for lottery ticket sales and inventories. We have sold or leased this equipment to state and provincial governments primarily in the United States, Canada and Europe.

         We have three reportable business segments for the lottery business:

     -   Products - Instant lottery ticket vending and dispensing equipment.

     - Financing - Lease programs for both operating and finance leases for our equipment.

     - Service - Continuing service programs pursuant to which we provide the lotteries with services on the equipment that we sell.

         We have undergone a research and development program during the past three years to develop our next generation of lottery equipment. As of the date of this proxy statement, we have not deployed this equipment in any significant number.

         We have also obtained and developed proprietary technological concepts that can enable the development of central computer activated instant lottery tickets through automated dispensing equipment. Further development is required to enable field application of this technology. Pursuant to the asset purchase agreement, we will retain the rights to develop and market this technology, but not manufacture products using this technology. See "The Asset Purchase Agreement - On-Line Technology Agreement."

OUR BUSINESS AFTER THE SALE OF THE LOTTERY ASSETS

         We are retaining the assets relating to our non-lottery activities, which are principally equipment and inventory associated with our debit card dispensing technology. We have not received any significant revenue from this part of our business during the past two years, primarily because our focus over those two years has substantially been on the development of our next generation lottery technology. Subsequent to the sale of the lottery assets, we will look to maximize value from this equipment and inventory. We also will retain other non-lottery proprietary technology, including certain non-lottery dispensing processes and our patented process of bill scanning.

         Our primary business strategy subsequent to the sale will be to continue our efforts in seeking new market opportunities that leverage our current know-how, contracts and management abilities and to develop our current markets of focus. Those markets include high-volume, cash-oriented transactions and on-line lotteries. With respect to high volume, cash oriented transactions, we have entered into an agreement to acquire most of the assets of a privately-held company that has developed public-access web-enabled systems, which we believe will be beneficial to realizing our strategic plans to develop electronic solutions to this market. The assets that we are acquiring include proprietary delivery systems, strategic arrangements for content delivery, contractual rights and equipment. In addition, we expect members of that company's management term to join our management team. We intend to seek to integrate the acquired business with our existing business and technology in order to develop and market products for a number of high-volume, cash-oriented transactions, including bill payments, prepaid debt processes, and consumer entertainment programs.

         We are also looking to expand our presence in the on-line lottery market, both through our marketing of our on-line lottery concepts and technology and through other on line activities. In that regard, in November 2000, we signed an agreement with Victor Chandler International pursuant to which we agreed to promote each other's expertise which pursuing potential international projects. We are negotiating with Victor Chandler with respect to international projects which could use our technology and expertise; however, as of the date of this proxy statement, we have not entered into any agreement as a result of our agreement with Victor Chandler. Any project involving our operation of a lottery directly would require the negotiation of contractual rights and significant additional funding, and we may not be successful in our efforts to obtain such contracts or funding.

         Currently, substantially all of our revenue is derived from the sale or lease of our existing lottery products. We cannot assure you that we will be successful in generating revenue or income from our new and proposed business activities. We anticipate that our new and proposed activities may require additional financing. We have no commitments with respect to any financing, and we cannot assure you that we will be able to obtain any financing. Furthermore, any equity financing we are able to consummate may result in substantial dilution to our stockholders.

FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements that address, among other things, our beliefs, plans and expectations with the development of our business following the sale of our lottery assets to Interlott. In addition to these statements, analyses and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, the successful completion of proposed equity raises, which are necessary for us to implement or plans to develop new market opportunities, acceptance of our products and services in the marketplace, competitive factors, new products and technological changes, our successful entry into new markets, a favorable regulatory environment, our ability to obtain the rights to on-line and internet lotteries and our ability to generate income from such operations. Some or all of the results anticipated by the forward-looking statements will not occur as a result of various factors including, but not limited to, of the risks described above and other risks detailed in the company's periodic filings with the Securities and Exchange Commission as well as general business and economic conditions.

BOARD APPROVAL; HISTORY OF THE NEGOTIATIONS

         On February 17, 2001, the board of directors approved the asset purchase agreement and authorized the chief executive officer to execute the agreement in the form presented to the directors with such changes as he deemed in our best interest. In approving the asset purchase agreement, the board considered a number of factors, including:

     - The terms of the asset purchase agreement, including the $13.5 million payable at the closing, and our rights under the on-line technology agreement, and the ability to consider a superior proposal.

     - The scope of the noncompetition agreement, which gives us the right to own or operate lotteries.

     - The new direction which we are taking with respect to our new business, which is described under "Approval of the Asset Purchase Agreement - Continuing Business."

     - The termination in March 2000 of our agreement with GTECH and our discussions with other potential purchasers, including the few domestic companies which might, based on their business, find us to be a good match, none of which resulted in an agreement.

     - The need for additional financing to pursue the new market opportunities we are evaluating and to fully market and move forward with our next generation lottery equipment.

         See "Approval of the Asset Purchase Agreement - Recommendation by the Board of Directors" for more detailed discussion of factors considered by the board of directors in recommending the asset purchase agreement to our stockholders.

         The following is a brief summary of our negotiations during the past year with respect to the sale of all of our business or our lottery business.

         In January 2000, after months of negotiations, we entered into an agreement with GTECH Corporation pursuant to which we were to be merged with a subsidiary of GTECH and then become a subsidiary of GTECH. This agreement was terminated in March 2000. Although we sought to negotiate a revised agreement with GTECH, we were unable to reach an agreement.

         After realizing that we were not going to enter into an agreement with GTECH, we began to refocus our efforts on the strategic plans that we had developed prior to the proposed GTECH agreement. Those plans included the diversification and strengthening of our business through the development of electronic solutions for high volume cash-oriented transactions, the broadening of our overall lottery presence by finding and negotiating strategic relationships and the raising of additional capital required to proceed with our plans.

         On September 21, 2000, Mr. Frederick Sandvick, our chief executive officer, received a call from Mr. David Nichols, the chief executive officer of Interlott, which, among others, competes with us in the instant ticket lottery manufacturing and service business. Mr. Nichols said that he was interested in discussing the possibility of Interlott acquiring us. We began a dialogue with Interlott, and Mr. Sandvick traveled to Interlott's corporate headquarters to discuss the possibility of such an agreement. At the meeting, Interlott discussed the possibility of buying On-Point as an entity. Mr. Sandvick advised Interlott that a sale in the price range proposed by Interlott did not give sufficient value to our overall business. As an alternative, Mr. Sandvick advised Interlott that, instead of selling the entire company, we would be interested in just selling our existing lottery assets. Mr. Sandvick believed that the proposed alternative was the best method to maximize the overall value of the company to us, since it provided the stockholders with the continuing value of the non-lottery assets and of the development efforts management had undertaken on new market activities, while providing Interlott with those assets that it was interested in buying. After some discussion, we pursued this possibility.

         Once we considered the possibility of selling the lottery assets, we conducted a dialogue with Interlott during the next couple of months to discuss the possibility of entering into such an agreement and the potential terms of such an agreement. During that time period, Mr. Sandvick also made inquiries of GTECH to see if GTECH might be interested in such an agreement. He also made inquiries to GTECH's two other major competitors to see if they might be interested. Each of these potential purchasers advised us that the acquisition of our lottery business was not consistent with their business strategy at that time.

         On December 19, 2000, after considerable negotiations, we entered into a letter of intent with Interlott that gave Interlott 45 days to conduct preliminary due diligence and negotiate terms of a definitive arrangement. From that period through the execution of the definitive agreement, Interlott performed its due diligence and we negotiated the details of a definitive arrangement. On February 19, 2001, our board of directors, after careful consideration of the options, unanimously approved the asset purchase agreement and authorized Mr. Sandvick to execute the agreement. On February 23, 2001, following unanimous approval of the agreement by our board of directors, we finalized our negotiations and entered into the asset purchase agreement with Interlott.

RECOMMENDATION BY THE BOARD OF DIRECTORS

         In approving the asset purchase agreement, our board of directors determined that the sale of the lottery assets on the terms set forth in the asset purchase agreement was reasonable in light of the current condition of our business and was in our best interest and that of our stockholders for the reasons outlined below.

         - The price at which we are selling our lottery assets reflects a fair value for those assets. Based upon our discussions with other lottery companies, we do not believe that we would be able to negotiate a better price for these assets at this time.

         - The number of potential purchasers for our business is limited. Because of the nature and structure of the lottery industry, we do not believe that we would be sufficiently attractive to a company that did not have an existing lottery or lottery-related business to enable a sale of our lottery assets at a better price than the price at which Interlott was willing to purchase those assets.

         - The asset purchase agreement including a provision that permits the board to consider an unsolicited superior proposal, as described under "The Asset Purchase Agreement - Right to Consider Superior Proposal."

         - The sale of the lottery business will enable us to utilize our management and financial resources in pursuing our strategic plans to take advantage of new market opportunities. If the sale is not approved, we will continue to pursue lottery opportunities in the United States and overseas. However, we would require additional funds both for our lottery business and for our other business opportunities. Because of our stock price, such financing may be difficult to obtain and, if obtained, would be very highly dilutive to stockholders.

         - The cash from the sale of the lottery assets lessens our dependence on new financing sources.

         - The sale maximizes stockholder values by enabling us to develop business opportunities that we are currently evaluating and negotiating, including:

                  - The redirection of our current lottery efforts from automated point-of-sale vending terminals for the sale of instant-winner lottery services to developing and marketing our on-line instant ticket technology and other on-line lottery activities.

                  - The development of certain electronic solutions to high-volume, cash-oriented transactions, such as prepaid telephone services, bill payments, prepaid debt processes, consumer entertainment.

         - The on-line technology agreement enables us to continue to benefit from the on-line technology which we developed.

         - Our lottery business is very cash intensive, with long contract-negotiation periods, during which time we must maintain our inventory and incur our ongoing expenses without the certainty that our efforts will result in a lottery contract. In this connection, our financial condition has been used against us by our competitors in seeking state lottery contracts, which makes it more difficult for us to obtain these contracts.

ABSENCE OF FAIRNESS OPINION

         For the reasons described under "Approval of the Asset Purchase Agreement - Recommendation by the Board of Directors," the board of directors did not believe that it was necessary to obtain a fairness opinion.

VOTE REQUIRED

         The proposal to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT.


           APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION
                          TO CHANGE OUR CORPORATE NAME

         Our board of directors has proposed an amendment to our articles of incorporation that would change our corporate name from On-Point Technology Systems, Inc. to Global ePoint, Inc. by amending Article I of our articles of incorporation.

         The change of name is required by the asset purchase agreement. Pursuant to the asset purchase agreement, we are transferred to Interlott the right to the name "On-Point." Accordingly, we are required to change our corporate name. We believe that the proposed new name, Global ePoint, Inc., is more appropriate in view of the direction that we propose to take. In the event that the asset purchase agreement is not approved by the stockholders, the proposal to change our corporate name will not be brought up at the meeting.

VOTE REQUIRED

         The proposal to approve the amendment to our articles of incorporation requires the approval of a majority of the shares of common stock entitled to vote at the special meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION.

                           INCORPORATION BY REFERENCE

         The Company incorporates into this proxy statement its Form 8-K with the report date of February 23, 2001, and the exhibits that were filed with the Form 8-K.

         COPIES OF OUR FORM 8-K DATED FEBRUARY 23, 2001, WHICH DESCRIBES THE ASSET PURCHASE AGREEMENT, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO MR. CHARLES BROZ, PRINCIPAL FINANCIAL OFFICER, ON-POINT TECHNOLOGY SYSTEMS, INC., 1370 W. SAN MARCOS BLVD., SUITE 100, SAN MARCOS, CALIFORNIA 92069. WE WILL FURNISH THOSE EXHIBITS THAT WERE FILED WITH THE FORM 8-K, INCLUDING THE ASSET PURCHASE AGREEMENT, WITHOUT CHARGES. EXHIBITS TO THE ASSET PURCHASE AGREEMENT WILL BE FURNISHED UPON REQUEST AND UPON PAYMENT OF A HANDLING CHARGE OF $.25 PER PAGE, WHICH REPRESENTS OUR REASONABLE COST ON FURNISHING SUCH EXHIBITS.


                                         By Order of the board of directors

                                          Frederick Sandvick,
                                          Chairman and Chief Executive Officer

March   , 2001

                       ON-POINT TECHNOLOGY SYSTEMS, INC.
                SPECIAL MEETING OF STOCKHOLDERS--APRIL 26, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Frederick Sandvick and John Olbrich or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at a Special Meeting of Stockholders of On-Point Technology Systems, Inc. (the "Company"), to be held at 11:00 a.m., local time, on Thursday, April 26, 2001, at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

(1) To approve the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]

(2) To approve an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]

all as set forth in the Proxy Statement, dated March   , 2001.

    The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1 and 2.

    If you plan to attend the meeting please indicate below:

    I plan to attend the meeting [  ]

----------------------------    ----------------------------  Dated: ----------------- 2001
 Signature of shareholder(s)

Signatures must be that of the shareholder. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign fill corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustee, guardians, attorneys in fact, etc., should so indicate when signing.